Exhibit 28(d)(i)

INVESTMENT ADVISORY AND
MANAGEMENT AGREEMENT


	This INVESTMENT ADVISORY AND
MANAGEMENT AGREEMENT is dated as of
January 1, 1999, as amended January 12, 1999, May
23, 2000, November 29, 2000, September 24, 2001,
February 14, 2005, October 3, 2005, October 2,
2006 and January 19, 2010 between SEASONS
SERIES TRUST, a Massachusetts business trust
(the Trust) and SUNAMERICA ASSET
MANAGEMENT CORP., a Delaware corporation
(the Adviser or SAAMCo).

	In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.

The Trusts Portfolios. The Trust is authorized to issue shares in separate series, with each series representing interests in a separate portfolio of securities and other assets, and currently offers shares of the series set forth in Schedule A attached hereto (the Portfolios). It is recognized that additional Portfolios may be added and certain current Portfolios may be deleted in the future.

2.

Duties of the Adviser. The Adviser shall manage the affairs of the Trust as set forth herein, either by taking such actions itself or by delegating its duties to a subadviser pursuant to a written subadvisory agreement. Such duties shall include, but not limited to, continuously providing the Trust with investment management, including investment research, advice and supervision, determining which securities shall be purchased or sold by each Portfolio of the Trust and making purchases and sales of securities on behalf of each Portfolio. The
Advisers management shall be subject to the control of the Trustees of the Trust (the Trustees) and in accordance with the objectives, policies and restrictions for each such Portfolio set forth in the Trusts Registration Statement and its current
Prospectus and Statement of Additional
Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the Act) and other applicable law, as well as to the factors affecting the Trusts status as a regulated investment company under the Internal Revenue Code of 1986, as amended, (the
Code) and the regulations thereunder and the status of variable contracts under the diversification requirements set forth in Section 817(h) of the Code and the regulations thereunder. In performing such duties, the Adviser shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Trust or any of its Portfolios) and such executive and other personnel as shall be necessary for the operations of each Portfolio, (ii) be responsible for the financial and accounting records required to be maintained by each Portfolio
(including those maintained by the Trusts custodian), (iii) oversee the performance of services provided to each Portfolio by others, including the custodian, transfer agent, shareholder servicing agent and subadviser, if any. The Trust acknowledges that the Adviser also acts as the manager of other investment companies; (iv) together with the assistance of affiliates, (a) evaluate the subadviser, if any, and advise the Trustees of the subadviser(s) which the Adviser believes is/are best suited to invest the assets of each Portfolio, (b) monitor and evaluate the investment performance of each subadviser employed by the Trust, (c) allocate the portion of each Portfolios assets to be managed by each subadviser; and (d) shall recommend changes of or the addition of subadvisers when appropriate.

	The Adviser may delegate certain of its
duties under this Agreement with respect to a Portfolio to a subadviser pursuant to a written agreement, subject to the approval of the Trustees as required by the Act. The Adviser may, as it deems necessary or appropriate from time to time, (i) terminate a subadvisory arrangement with respect to a Portfolio, or a component of the assets thereof, and engage a new subadviser for such Portfolio, or component thereof, or (ii) amend the agreement between itself and a subadviser, without obtaining shareholder approval in either case; provided, however, that any such new subadvisory arrangement or amendment to an existing arrangement be approved by the Trustees in the manner required by either Act or order of the Securities and Exchange Commission exempting the Adviser and the Trust from the provisions of
Section 15(a) of the Act relating to the engagement of subadvisers for the Portfolios. The Adviser is solely responsible for payment of any fees or other charges to a subadviser arising from such delegation and the Trust shall have no liability therefor.

3.

Expenses. The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of the Adviser. The
Adviser shall not be required to pay any other expenses of the Trust, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Adviser or its affiliates, membership dues in the Investment Company
Institute, insurance premium dues in the Investment
Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

4.

Compensation. (a) As compensation for services performed and the facilities and personnel provided by the Adviser under this Agreement, the Trust will pay to the Adviser, promptly after the end of each month for the services rendered by the Adviser during the preceding month, the sum of the amounts set forth in Schedule A attached hereto calculated in accordance with the average daily net assets of the indicated Portfolio.

	To the extent required by the laws of any state in which the Trust is subject to an expense guarantee limitation, if the aggregate expenses of any Portfolio in any fiscal year exceed the specified expense limitation ratios for that year (calculated on a daily basis), the Adviser agrees to waive such portion of its advisory fee in excess of the limitation, but such waiver shall not exceed the full amount of the advisory fee for such year except as may be elected by Adviser in its discretion. For this purpose, aggregate expenses of a Portfolio shall include the compensation of the Adviser and all normal expenses, fees and charges, but shall exclude interest, taxes, brokerage fees on portfolio transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses. In addition, from time to time the Adviser may waive fees or reimburse expenses with respect to a Portfolio in order that its expense ratio not exceed a specified amount as set forth in the Portfolios prospectus. In the event any amounts are so waived or contributed by the Adviser to the Trust, the Trust agrees to reimburse the Adviser, within a two-year period after such waiver, any expenses waived, provided that such reimbursement does not result in increasing the Trusts aggregate expenses above the aforementioned expense limitation ratios.

	The Advisers fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be that determined in the manner and on the dates set forth in the current prospectus of the Trust and, on days on which the net assets are not so determined, the net asset computation to be used shall be as determined on the next day on which the net assets shall have been determined.

	(b)  Upon any termination of this Agreement
on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

5.

Purchase and Sale of Securities. The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Adviser shall deem appropriate in order to carry out the policies with respect to portfolio transactions as set forth in the Trusts
Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time.

	Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

6.

Term of Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date approved by the Trustees of the Trust in respect of such Portfolio, and from year to year thereafter so long as such continuance is approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Portfolio with respect to which renewal is to be effected, and
(ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Portfolio by the vote of a majority of the outstanding voting securities of that Portfolio, or by the Trustees of the Trust which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Portfolio notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Portfolio, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

7.

Termination. This Agreement may be terminated at any time as to a Portfolio, without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Act) of such Portfolio on sixty (60) days written notice to the Adviser. Similarly, the Adviser may terminate this Agreement without penalty on like notice to the Trust provided, however, that this Agreement may not be terminated by the Adviser unless another investment advisory agreement has been approved by the Trust in accordance with the Act, or after six months written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

8.

Reports. The Adviser shall report to the Trustees, or to any committee or officers of the Trust acting pursuant to the authority of the Trustees, at such times and in such detail as shall be reasonable and as the Board may deem appropriate in order to enable the Trust to determine that the investment policies of each Portfolio are being observed and implemented and that the obligations of the Adviser under this Agreement are being fulfilled. Any investment program undertaken by the Adviser pursuant to this Agreement and any other activities undertaken by the Adviser on behalf of the Trust shall at all times be subject to any directives of the Trustees or any duly constituted committee or officer of the Trust acting pursuant to the authority of the Trustees.

9.



Records. The Trust is responsible for maintaining and preserving for such period or periods as the Securities and Exchange Commission may prescribe by rules and regulations, such accounts, books and other documents as to constitute the records forming the basis for all reports, including financial statements required to be filed pursuant to the Act and for the Trusts auditors certification relating thereto. The Adviser hereby undertakes and agrees to maintain in the form and for the periods required by Rule 31a-2 under the Act, all records relating to the Portfolios investments that are required to be maintained pursuant to the requirements of Rule
31a-1 of the Act.

	The Adviser and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trusts auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust. It is expressly understood and agreed that the books and records maintained by the Adviser on behalf of each Portfolio shall, at all times, remain the property of the Trust.

10.

Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (disabling conduct) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser), the Adviser shall not be subject to liability to the Trust or to any other person for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in
Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct or liability under Section
36(b) of the Act, the Trust shall indemnify the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser's conduct under this Agreement.

		Indemnification to the Adviser or
any of its personnel or affiliates shall be made when
(A) a final decision on the merits rendered, by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct or, (B) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither interested persons of the Trust as defined in
Section 2(a)(19) of the Act nor parties to the proceeding (disinterested, non-party Trustees), or
(b) an independent legal counsel in a written opinion. The Trust may, by vote of a majority of the disinterested, non-party Trustees, advance attorneys fees or other expenses incurred by officers, Trustees, investment advisers, subadvisers or principal underwriters, in defending a proceeding upon the undertaking by or on behalf of the person to be indemnified to repay the advance unless it is ultimately determined that such person is entitled to indemnification. Such advance shall be subject to at least one of the following: (i) the person to be indemnified shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or
(iii) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the person to be indemnified ultimately will be found entitled to indemnification.



11.

Miscellaneous. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

	The Declaration of Trust establishing the Trust, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees collectively as Trustees, not as individuals or personally; and that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust or any Portfolio; but that the Trust Estate shall be liable. Notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of the Trust individually.

	IN WITNESS WHEREOF, the Trust and the
Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

					SEASONS SERIES
TRUST

					By: /s/ JOHN
GENOY
Name:	John Genoy
Title: 	President
SUNAMERICA ASSET MANAGEMENT CORP.

By: /s/ PETER A. HARBECK

Name:	Peter A. Harbeck
Title: President and Chief Executive Officer




SEASONS SERIES TRUST
SCHEDULE A
to Investment Advisory and Management
Agreement
(Effective January 19, 2010)

Portfolio(s)Annual Fee as percentage of average daily net assets of the Portfolio)


Multi-Managed
Growth
Portfolio
..89%- first	$250 million .84%	- next $250 million .79%-
over	$500 million


Multi-Managed
Moderate
Growth
Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million

Multi-Managed
Income/Equity
Portfolio
..81%	- first	$250 million .76%	- next
$250 million .71%	- over	$500 million


Multi-Managed
Income
Portfolio
..77%	- first	$250 million .72%	- next
$250 million .67%	- over	$500 million


Asset
Allocation:
Diversified
Growth
Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million


Stock Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million


Large Cap
Value Portfolio
..80%	- first	$250 million .75%	- next
$250 million .70%	- over	$500 million


Large Cap
Composite
Portfolio
..80%	- first	$250 million .75%	- next
$250 million .70%	- over	$500 million


Large Cap
Growth
Portfolio
..80%	- first	$250 million .75%	- next
$250 million .70%	- over	$500 million


Mid Cap Value
Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million


Mid Cap
Growth
Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million


Small Cap
Portfolio
..85%	- first	$250 million .80%	- next
$250 million .75%	- over	$500 million


International
Equity
Portfolio
..95%	- first	$250 million .90%	- next
$250 million .85%	- over	$500 million


Diversified
Fixed Income
Portfolio
..70%	- first	$200 million .65%	- next
$200 million .60%	- over	$400 million


Real Return Portfolio(formerly, Strategic Fixed
Income Portfolio)
..60%	- first	$500 million.55%	- over
$500 million


Cash Management Portfolio
1.475%	- first	$100 million
..450%	- next	$400 million
..425%	- next	$500 million
..400%	- over	$1 billion


Focus Growth Portfolio
1.00%	- first	$250 million .95%	- next
$250 million .90%	- over	$500 million


Focus Growth and Income Portfolio
1.00%	- first	$250 million .95%	- next
$250 million .90%	- over	$500 million


Focus TechNet Portfolio
1.20%	- first	$250 million
1.10%	- next	$250 million
1.00%	- over	$500 million


Focus Value
1.00%	- first	$250 million .95%	- next
$250 million .90%	- over	$500 million


Allocation Moderate Portfolio
..10%

Allocation Moderate Growth Portfolio
..10%

Allocation Growth Portfolio
..10%

Allocation Balanced Portfolio
..10%

Adviser shall be paid a composite fee based on the aggregate assets it manages for both SunAmerica
Series Trust and Seasons Series Trust
Cash Management Portfolios.